Chain Bridge Bancorp, Inc.
and
Chain Bridge Bank, N.A.

Short-Term Incentive Cash Compensation Plan
Adopted by the Board on July 14, 2026

Table of Contents

1. Purpose	Page 2 of
2. Definitions; Gender and Number	Page 2 of
3. Administration	Page 3 of
4. Participation	Page 3 of
5. Awards	Page 4 of
6. Safety and Soundness Override	Page 5 of
7. Payment	Page 5 of
8. Clawback Provision	Page 6 of
9. Dissolution or Merger	Page 6 of
10. Amendment and Termination	Page 6 of
11. Other Conditions	Page 6 of
12. Effective Date	Page 8 of

1.Purpose
Chain Bridge Bancorp, Inc. (the “Company”) and Chain Bridge Bank, N.A. (the “Bank”), collectively referred to as “Chain Bridge,” hereby establish this Short-Term Incentive Cash Compensation Plan (the “Plan”). The purpose of the Plan is to promote a culture of safety, profitability, and growth while emphasizing strong risk management. The Plan requires diligent risk controls and a prudent risk management framework, and it supports the sustainable and profitable growth of both the Company and the Bank. The Plan offers financial incentives to the Participants in recognition for their efforts and achievements in these areas. The final approval and distribution of any awards under the Plan are at the sole discretion of the Board.
2.Definitions; Gender and Number
(a)“Award Year” means each consecutive 12 month period whose last day coincides with the end of the Company’s annual accounting period.
(b)“Board” means the Board of Directors of the Company.
(c)“Compensation Committee” means the Compensation Committee of the Board.
(d)“Participant” means an employee of Chain Bridge designated by the Board to participate in the Plan in accordance with Section 4.
(e)“Retirement Date” means the date upon which a Participant attains age 65.
(f)“Salary” means the regular gross income actually paid to a Participant by Chain Bridge for services rendered as part of the terms of employment during the applicable period. This includes compensation paid on a periodic basis (for example, weekly, bi-weekly, or monthly), excluding any and all forms of variable pay. Salary is determined based on the amounts actually paid for time served during the applicable period and is not annualized or grossed up to reflect a full year of service. By way of illustration, a Participant who is employed for only a portion of the applicable period (for example, six months of a twelve-month period) will have Salary calculated based on the amounts actually paid during that partial period of service, and not on the basis of a full year. For purposes of the Plan, “Salary” does not include any additional compensation or benefits, including but not limited to deferred compensation, bonuses, commissions, employer contributions to retirement plans, fringe benefits, allowances, reimbursements, insurance premiums, equity awards, stock options, stock appreciation rights, or any payments made under long-term incentive programs.
(g)“Section 16 Officers” means the officers of the Company determined within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.
(h)“Tier I Officers” means the Chairman, Chief Executive Officer, President, and Chief Financial Officer of the Bank.

(i)“Tier II Officers” means the Executive Vice Presidents of the Bank and Section 16 Officers not otherwise classified as Tier I Officers, who are designated as such by the Board as set forth in Section 4 hereof.
(j)“Tier III Officers” means the Senior Vice Presidents and Vice Presidents of the Bank who are designated as such by the Board as set forth in Section 4 hereof.
(k)“Tier IV Officers” means those officers of the Bank designated as such by the Board as set forth in Section 4 hereof.
(l)“Tier V Employees” means those non-officer employees of the Bank designated as such by the Board as set forth in Section 4 hereof.
Unless otherwise explicitly stated or contextually evident, words in the masculine form also include the feminine, and words in the singular form include the plural, and vice versa.
3.Administration
The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full power and authority to select Participants from among those eligible, which includes all full-time and permanent employees of Chain Bridge, and to classify them as delineated in this Section 4 below. The Compensation Committee is also empowered to adopt and revise such rules and procedures as it deems necessary or appropriate for the effective administration of the Plan. Notwithstanding any other provision contained herein, all determinations by the Compensation Committee (including without limitation any determination regarding any individual selected for awards and the amount, terms, form, and timing of payment of awards) and the interpretation of the Plan shall be final, conclusive, and binding on all persons.
For Participants who are Section 16 Officers, the Board shall act upon the recommendation of the Compensation Committee, which shall consider recommendations presented by the Chairman of the Board, the Chief Executive Officer, the President, and the Chief Financial Officer in accordance with the Company’s Compensation Philosophy Statement. No Participant who is a director shall vote on the determination or approval of his or her own award under the Plan. The recusal shall be noted in the minutes of the relevant meeting.
4.Participation
Each Participant in the Plan shall be classified as a Tier I Officer, Tier II Officer, Tier III Officer, Tier IV Officer, or Tier V Employee for purposes of the Plan. In selecting and classifying Participants, the Board shall consider an individual’s position and potential impact on the Company’s and Bank’s business results and performance. The selection of Participants, their classification as a Tier I Officer, Tier II Officer, Tier III Officer, Tier IV Officer, or Tier V Employee and thus their respective Eligible Incentive Compensation Opportunity (as defined in Section 5(d)), shall be determined annually by the Board and promptly communicated in writing to Participants. No employee is excluded from being a Participant by virtue of service as a director of the Company or the Bank.

5.Awards
(a)Performance Components. A Participant may receive an award under the Plan based upon the attainment of one or more performance objectives that are established by the Compensation Committee in its sole discretion and relate to financial, operational, strategic, risk management or other quantitative or qualitative metrics with respect to the Company, the Bank or any of their subsidiaries, divisions, departments, or functions (the “Performance Components”), including but not limited to: operating income (loss); return on average equity; average asset growth; operational controls; financial soundness; composite CAMELS Rating; Community Reinvestment Act (CRA) examination rating; internal audit ratings; loan review ratings; OCC Canary Early Warning Risk Factors; Matters Requiring Attention (MRA); Matters Requiring Immediate Attention (MRIA); External Audit Deficiency; average on-balance-sheet deposit growth and return on average equity; cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); stock price; book value per share; economic value-added; acquisitions, licenses, collaborations or strategic transactions; financing or other capital raising transactions; (pre-tax) return on capital, assets, equity, or investment; stockholder returns; return on sales; total shareholder return; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; client satisfaction; working capital; earnings (loss) per share of the Company’s common stock; leadership development, employee retention and recruiting and other human resources matters; or any other performance goal selected by the Compensation Committee, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Components may be used to measure the performance of Chain Bridge as a whole or a segment of Chain Bridge, or specific markets. The Performance Components may differ from Participant to Participant and from Award Year to Award Year and may be adjusted by the Committee in its sole discretion. The Compensation Committee also retains the discretion to define the manner of calculating the Performance Components it selects to use for such Award Year.
(b)Determination of Achievement of Performance Components. At the beginning of each applicable Award Year, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Component with respect to any Participant. Following the end of the Award Year, the Compensation Committee will determine the degree of attainment of the applicable Performance Components for such Award Year.
(c)Award Requirements; Individual Goals. Except as otherwise set forth in this Section 5(c): (i) any awards paid to Participants under the Plan shall be based upon calculations or formulas that tie such awards to one or more performance targets relating to the Performance Components, (ii) bonus calculations or formulas for Participants shall be adopted in each Award Year by the Compensation Committee and communicated to each Participant as soon as practicable, and in no event later than June 30 of the Award Year; provided that, for the 2026 Award Year, the inaugural year under the Plan, such calculations or formulas may be adopted by the Compensation Committee and communicated to Participants as soon as practicable, and in no event later than July 31, 2026; and (iii) no awards shall be paid to Participants unless and until the Compensation Committee makes a determination with respect to the attainment of the performance targets relating to the Performance Components. Notwithstanding the foregoing, the Compensation Committee may adjust awards payable under the Plan in its discretion, including based on achievement of one or more individual performance objectives or pay awards (including, without limitation, discretionary awards) to Participants under the Plan based on individual performance and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.
(d)Eligible Incentive Compensation Opportunity. For each Participant, the award eligible to be earned under the Plan for a particular year shall be determined based on a specified percentage of the Salary paid to the Participant during the Award Year (each, the “Eligible Incentive Compensation Opportunity”). Unless otherwise determined by the Compensation Committee in its discretion, the Eligible Incentive Compensation Opportunity shall be: (i) for Tier I Officers, 100%, (ii) for Tier II Officers, 85%, (iii) for Tier III Officers, 75%, (iv) for Tier IV Officers, 65% and (v) for Tier V Employees, 55%.
(e)Compliance Training Requirement. Except for the Chairman of the Board, all other Participants must satisfactorily complete all training mandated by Chain Bridge’s compliance policy to be eligible for the incentive compensation award in an Award Year. Participants who fail to complete the required compliance training by December 31 of the Award Year will be ineligible to receive an award under the Plan for such Award Year.
6.Safety and Soundness Override
Notwithstanding any other provision of the Plan, the Board retains sole and absolute discretion to reduce, eliminate, or defer any or all awards under the Plan if the Board determines, in its sole discretion, that such action is necessary or appropriate to maintain the safety and soundness of the Bank, to comply with any regulatory directive, order, or guidance issued by the Office of the Comptroller of the Currency, the Federal Reserve, the Federal Deposit Insurance Corporation, or any other applicable regulatory authority, or to comply with any applicable law or regulation. No Participant shall have any vested right to any award under the Plan until such award has been approved by the Board and paid to the Participant.
7.Payment
(a)Payment Timing. If the Performance Components and/or individual goals for an Award Year are met, payments shall be processed through payroll and made in cash, net of applicable taxes and withholdings, within sixty (60) days following the end of the Award Year (but in any event not prior to the date on which the Bank has filed the year-end call report for such Award Year).

(b)Payment Eligibility for Participants Hired During the Award Year. To be eligible to receive an award for an Award Year, Participants must have commenced employment with Chain Bridge on or before December 1 of the Award Year.
(c)Termination During Award Year. Participants must also remain continuously employed through the last day of the Award Year to be eligible for an award. If a Participant’s employment with Chain Bridge terminates for any reason prior to the end of the Award Year, except as otherwise specifically approved by the Compensation Committee, no incentive compensation shall be considered earned by the Participant for that Award Year. Notwithstanding the foregoing, if a Participant’s employment with Chain Bridge terminates during an Award Year because of the Participant’s retirement after reaching the Retirement Date, death, or total disability, the Participant shall remain eligible to receive a pro-rata award, calculated based on the Salary paid to the Participant during the Award Year, and which award shall be paid at the time set forth in Section 7(a).
8.Clawback Provision
A Participant’s rights with respect to any award granted pursuant to the Plan shall in all events be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with (i) any right that Chain Bridge may have under any Chain Bridge clawback, forfeiture, or recoupment policy as in effect from time to time (including the Chain Bridge Bancorp, Inc. Policy for Recoupment of Incentive Compensation, adopted by the Board on September 10, 2024, and effective as of October 3, 2024, as amended from time to time) or other agreement or arrangement with a Participant, or (ii) applicable law.
9.Dissolution or Merger
If the Company or the Bank should be liquidated or dissolved or if the Company or the Bank should become a party to a merger or consolidation in which it is not the surviving corporation, the Plan shall be frozen, and the amount of the Participants’ incentive compensation shall be determined based on results through the date of such dissolution, merger, or consolidation. Notwithstanding anything in this Section 9, all payments under this Plan are subject to the golden parachute and indemnification payment restrictions of 12 C.F.R. Part 359.
10.Amendment and Termination
Chain Bridge reserves the right to amend or terminate the Plan at any time in its sole discretion; provided, however, that no such amendment or termination shall, without the consent of the Participants, adversely affect the rights of Participants in previously earned incentive compensation awards. Nothing in this Section 10 shall limit the Board’s discretion under Section 6. An award shall not be considered “previously earned” for purposes of this Section 10 until the award has been approved by the Board and paid to the Participant.
11.Other Conditions
(a)Assignment. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise,

including execution, levy, garnishment, attachment, pledge, and bankruptcy. In the event of Participant’s death, payment shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.
(b)Right of Employment. The receipt of an award under the Plan shall not give any employee any right to continued employment by Chain Bridge, and the right to dismiss any employee is specifically reserved to Chain Bridge. The receipt of an award with respect to any one year shall not give an employee the right to receive an award with respect to any subsequent year.
(c)Withholding for Taxes. Chain Bridge shall have the right to deduct from all payments under the Plan any federal or state taxes required by law to be withheld with respect to such payments.
(d)Compliance with Section 409A. The Plan and Awards provided under the Plan are intended to be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the rules, regulations, and guidance issued thereunder by the Department of the Treasury (collectively, “Section 409A”). The Plan shall be construed, administered, and governed in a manner that effects such intent. In no event may a Participant, directly or indirectly, designate the calendar year of payment. Notwithstanding any contrary provisions hereof, the Plan may be amended if and to the extent Chain Bridge determines that such amendment is necessary to comply with Section 409A. With respect to any award under the Plan that constitutes deferred compensation subject to Section 409A and payable upon a termination of employment, payment of such award shall not be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A. With respect to any award that is otherwise payable upon a Participant’s separation from service and constitutes deferred compensation under Section 409A, in the event the Participant is a “specified employee” within the meaning of Section 409A, to the extent required to avoid the imposition of additional taxation under Section 409A, any such award that would otherwise have been payable in the first six months following the Participant’s separation from service will not be paid to the Participant until the date that is six months and one day following the Participant’s separation from service (or, if earlier, the Participant’s date of death).
(e)Performance and Conduct. In the sole discretion of the Board, an award otherwise payable to a Participant may be reduced or eliminated if the Participant has not demonstrated satisfactory performance or conduct consistent with Chain Bridge’s Code of Business Ethics and Conduct, mission, shared values, and leadership skills.
(f)Regulatory Compliance. Awards under the Plan are subject to any limitations, conditions, or requirements imposed by applicable federal or state banking regulations, including without limitation the OCC’s guidance on incentive compensation (OCC Bulletin 2010-24 (Interagency Guidance on Sound Incentive Compensation Policies, 75 Fed. Reg. 36395 (June 25, 2010)) and 12 C.F.R. Part 30, Appendix A, Section II.E) and any interagency guidance on sound incentive compensation policies. In the event that any regulatory authority directs the Bank or the Company to modify, restrict, or prohibit incentive compensation payments, the Board shall comply with such directive, and no Participant shall have any claim against the Company or the Bank for any reduction or elimination of awards resulting from such regulatory action.
(g)Conflicts; Governing Law. If the terms of the Plan conflict with any law, the conflicting terms will be deemed to be modified to the minimum extent necessary to comply with that law. The Plan shall be governed and interpreted in accordance with the laws of the Commonwealth of Virginia.
12.Effective Date
The Plan is in draft form and has no force or effect unless and until it is adopted by the Board. The Board is expected to adopt the Plan on July 14, 2026. Upon adoption, the effective date of the Plan is the date of its adoption by the Board.